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                                                                       EXHIBIT 6

[MERRILL LYNCH LIFE INSURANCE COMPANY]

April 25, 2001

Board of Directors
Merrill Lynch Life Insurance Company
7 Roszel Road, third floor
Princeton, New Jersey 08540

                Re: Merrill Lynch Variable Life Separate Account

To the Board of Directors:

This opinion is furnished in connection with the filing of Post-effective Amendment No. 12 to the Registration Statement on Form S-6 (File No. 33-55472) which covers premiums received under certain flexible premium joint and last survivor variable life insurance contracts ("Contracts" or "Contract") issued by Merrill Lynch Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes Contracts which are issued by the Company. The Contract forms were reviewed under my direction, and I am familiar with the Registration Statement and exhibits thereto. In my opinion:

   1. The illustrations of death benefits, investment base, net cash surrender values, and cash values and accumulated premiums included in the Registration Statement for the Contract and based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for the ages and sexes shown, than to prospective purchasers of a Contract for other ages and sex.

   2. The table of illustrative cash value corridor factors included in the "Death Benefit Proceeds" section is consistent with the provisions of the Contract.

   3. The information with respect to the Contract contained in (i) the illustrations of the increase in guarantee period included in the "Additional Payments" section of the Examples, (ii) the illustrations of a decrease in guarantee period included in the "Partial Withdrawals" section of the Examples and (iii) the illustrations of the changes in face amount included in the "Changing the Death Benefit Option" section of the Examples, based on the assumptions specified, are consistent with the provisions of the Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ DEBORAH J. ADLER

Deborah J. Adler, FSA, MAAA
VICE PRESIDENT AND CHIEF ACTUARY